PRESS RELEASE

Investor Contact Jason Starr	Media Contact Audra Proctor
Gen	Gen
IR@GenDigital.com	Press@GenDigital.com
Gen Reports 18th Consecutive Quarter of Growth in Q3 FY24
Bookings Exceed $1 Billion, up 4%, Supported by Record Direct Customer Count

TEMPE, Ariz. & PRAGUE, Feb. 1, 2024 – Gen Digital Inc. (NASDAQ: GEN), a global leader dedicated to powering Digital Freedom, released its results for fiscal year 2024 third quarter, which ended December 29, 2023.

“Our dedication to protecting people in the ever-evolving digital landscape – and the real impact we have on people's lives – is at the center of our sustained growth,” said Vincent Pilette, CEO of Gen. “In the quarter, we achieved a record number of direct customers at 38.9 million, a testament to the value of our Cyber Safety solutions. With our customer-centricity, innovation and execution, the future for Gen is quite bright.”

Q3 FY24 Financial Highlights and Commentary Year-Over-Year

Q3 GAAP Results

Revenue was $951 million, up 2%. Operating Income was $335 million, down 9%. Operating margin was 35%, down 4 points. Diluted EPS was $0.22, down 12%. Q3 operating cash flow was $315 million.

Q3 Non-GAAP Results

Revenue was $951 million, up 2% in USD and constant currency. Bookings was $1,007 million, up 4% in USD and up 3% in constant currency. Operating Income was $558 million, up 6% in USD and up 7% in constant currency. Operating Margin was 58.7%, up 250 basis points. Diluted EPS was $0.49, up 10% in USD and up 11% in constant currency.

“Our Q3 results showcase another quarter of consistent execution and operational excellence,” said Natalie Derse, CFO of Gen. “We remain steadfast in driving our long-term growth plan to acquire and retain customers and partners while leveraging our cross-sell and up-sell opportunities to both serve our customers better and grow the business. In Q3 we saw steady progress towards these goals. Looking ahead, we remain focused on our commitments and to re-investing into the business to drive sustainable growth within the dynamic cybersecurity landscape.”

Q4 FY24 Non-GAAP Guidance

•Q4 FY24 Revenue expected to be in the range of $960 to $970 million
•Q4 FY24 EPS expected to be in the range of $0.52 to $0.54

Fiscal Year 2024 Non-GAAP Annual Guidance

•FY24 Revenue expected to be in the range of $3.805 to $3.815 billion
•FY24 EPS expected to be in the range of $1.95 to $1.97

Quarterly Cash Dividend
Gen's Board of Directors has approved a regular quarterly cash dividend of $0.125 per common share to be paid on March 13, 2024, to all shareholders of record as of the close of business on February 19, 2024.

Q3 FY24 Earnings Call
February 1, 2024
2 p.m. PT / 5 p.m. ET

Webcast & Dial-in instructions at Investor.GenDigital.com. A replay will be posted following the call. For additional details regarding Gen's results and outlook, please see the Financials section of the Investor Relations website.

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About Gen
GenTM (NASDAQ: GEN) is a global company dedicated to powering Digital Freedom through its trusted Cyber Safety brands, Norton, Avast, LifeLock, Avira, AVG, ReputationDefender and CCleaner. The Gen family of consumer brands is rooted in providing safety for the first digital generations. Now, Gen empowers people to live their digital lives safely, privately, and confidently today and for generations to come. Gen brings award-winning products and services in cybersecurity, online privacy and identity protection to nearly 500 million users in more than 150 countries. Learn more at GenDigital.com.

Forward-Looking Statements
This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, the quotes under "Q3 Non-GAAP Results" including expectations relating to achievement of long-term objectives, and the statements under "Q4 FY24 Non-GAAP Guidance" and "Fiscal Year 2024 Non-GAAP Annual Guidance" including expectations relating to Q4 FY24 and FY24 non-GAAP revenue and non-GAAP EPS, and any statements of assumptions underlying any of the foregoing. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, those related to: the consummation of or anticipated impacts of acquisitions (including our ability to achieve synergies and associated cost savings from the merger with Avast); divestitures, restructurings, stock repurchases, financings, debt repayments and investment activities; difficulties in executing the operating model for the consumer Cyber Safety business; lower than anticipated returns from our investments in direct customer acquisition; difficulties in retaining our existing customers and converting existing non-paying customers to paying customers; difficulties and delays in reducing run rate expenses and monetizing underutilized assets; the successful development of new products and upgrades and the degree to which these new products and upgrades gain market acceptance; our ability to maintain our customer and partner relationships; the anticipated growth of certain market segments; fluctuations and volatility in our stock price; our ability to successfully execute strategic plans; the vulnerability of our solutions, systems, websites and data to intentional disruption by third parties; changes to existing accounting pronouncements or taxation rules or practices; and general business and macroeconomic changes in the U.S. and worldwide, including economic recessions, the impact of inflation, fluctuations in foreign currency exchange rates, changes in interest rates or tax rates, and conflicts including Russia's invasion of Ukraine. Additional information concerning these and other risk factors is contained in the Risk Factors sections of our most recent reports on Form 10-K and Form 10-Q. We encourage you to read those sections carefully. There may also be other factors that have not been anticipated or are not described in our periodic filings, generally because we did not believe them to be significant at the time, which could cause actual results to differ materially from our projections and expectations. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments.

Use of Non-GAAP Financial Information
We use non-GAAP measures of operating margin, operating income, net income and earnings per share, which are adjusted from results based on GAAP and exclude certain expenses, gains and losses. We also provide the non-GAAP metrics of revenues, and constant currency revenues. These non-GAAP financial measures are provided to enhance the user's understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing Gen's performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. Readers are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release, and which can be found, along with other financial information including the Earnings Presentation, on the investor relations page of our website at Investor.GenDigital.com. No reconciliation of the forecasted range for non-GAAP revenues and EPS guidance is included in this release because most non-GAAP adjustments pertain to events that have not yet occurred. It would be unreasonably burdensome to forecast, therefore we are unable to provide an accurate estimate.

GEN DIGITAL INC.
Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	December 29, 2023	March 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$490	$750
Accounts receivable, net	160	168
Other current assets	1,055	284
Assets held for sale	15	31
Total current assets	1,720	1,233
Property and equipment, net	76	76
Operating lease assets	34	43
Intangible assets, net	2,745	3,097
Goodwill	10,231	10,217
Other long-term assets	1,476	1,281
Total assets	$16,282	$15,947
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$62	$77
Accrued compensation and benefits	64	102
Current portion of long-term debt	175	233
Contract liabilities	1,666	1,708
Current operating lease liabilities	16	26
Other current liabilities	580	703
Total current liabilities	2,563	2,849
Long-term debt	9,081	9,529
Long-term contract liabilities	78	80
Deferred income tax liabilities	265	395
Long-term income taxes payable	1,210	820
Long-term operating lease liabilities	28	31
Other long-term liabilities	639	43
Total liabilities	13,864	13,747
Total stockholders’ equity (deficit)	2,418	2,200
Total liabilities and stockholders’ equity (deficit)	$16,282	$15,947

GEN DIGITAL INC.
Condensed Consolidated Statements of Operations
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net revenues	$951	$936	$2,845	$2,391
Cost of revenues	182	178	541	399
Gross profit	769	758	2,304	1,992
Operating expenses:
Sales and marketing	184	183	552	506
Research and development	77	91	252	225
General and administrative	110	11	559	225
Amortization of intangible assets	61	61	183	111
Restructuring and other costs	2	44	36	55
Total operating expenses	434	390	1,582	1,122
Operating income (loss)	335	368	722	870
Interest expense	(165)	(154)	(508)	(233)
Other income (expense), net	11	2	30	3
Income (loss) before income taxes	181	216	244	640
Income tax expense (benefit)	37	51	(238)	206
Net income (loss)	$144	$165	$482	$434

Net income (loss) per share - basic	$0.23	$0.26	$0.75	$0.72
Net income (loss) per share - diluted	$0.22	$0.25	$0.75	$0.70

Weighted-average shares outstanding:
Basic	639	647	640	605
Diluted	645	651	644	617

GEN DIGITAL INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
OPERATING ACTIVITIES:
Net income (loss)	$144	$165	$482	$434
Adjustments:
Amortization and depreciation	124	125	374	203
Impairments and write-offs of current and long-lived assets	(1)	—	(1)	(5)
Stock-based compensation expense	35	42	107	95
Deferred income taxes	6	1	(970)	(50)
Loss (gain) on extinguishment of debt	—	—	—	9
Gain on sale of property	(5)	—	(9)	—
Non-cash operating lease expense	4	6	15	17
Other	8	30	25	(15)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(9)	(9)	7	8
Accounts payable	(3)	8	(18)	(10)
Accrued compensation and benefits	3	(3)	(38)	—
Contract liabilities	59	23	(40)	(62)
Income taxes payable	(76)	(34)	341	(125)
Other assets	(21)	29	(42)	38
Other liabilities	47	(77)	433	(104)
Net cash provided by (used in) operating activities	315	306	666	433
INVESTING ACTIVITIES:
Purchases of property and equipment	(8)	(1)	(17)	(5)
Payments for acquisitions, net of cash acquired	—	3	—	(6,547)
Proceeds from the maturities and sales of short-term investments	—	—	—	4
Proceeds from the sale of property	12	—	25	—
Other	(3)	(2)	(4)	2
Net cash provided by (used in) investing activities	1	—	4	(6,546)
FINANCING ACTIVITIES:
Repayments of debt	(259)	—	(525)	(2,738)
Proceeds from issuance of debt, net of issuance costs	—	—	—	8,954
Net proceeds from sales of common stock under employee stock incentive plans	—	—	6	6
Tax payments related to vesting of stock units	(5)	(4)	(25)	(20)
Dividends and dividend equivalents paid	(81)	(81)	(245)	(234)
Repurchases of common stock	(100)	(500)	(141)	(904)
Net cash provided by (used in) financing activities	(445)	(585)	(930)	5,064
Effect of exchange rate fluctuations on cash and cash equivalents	(10)	(4)	—	(26)
Change in cash and cash equivalents	(139)	(283)	(260)	(1,075)
Beginning cash and cash equivalents	629	1,095	750	1,887
Ending cash and cash equivalents	$490	$812	$490	$812

GEN DIGITAL INC.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1) (2)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	December 29, 2023	December 30, 2022
Operating income (loss)	$335	$368
Stock-based compensation	35	34
Amortization of intangible assets	118	118
Restructuring and other costs	2	44
Acquisition and integration costs	8	5
Litigation costs	60	(44)
Other	—	1
Operating income (loss) (Non-GAAP)	$558	$526

Operating margin	35.2%	39.3%
Operating margin (Non-GAAP)	58.7%	56.2%

Net income (loss)	$144	$165
Adjustments to net income (loss):
Stock-based compensation	35	34
Amortization of intangible assets	118	118
Restructuring and other costs	2	44
Acquisition and integration costs	8	5
Litigation costs	60	(44)
Other	1	—
Non-cash interest expense	7	6
Gain on sale of properties	(5)	—
Total adjustments to GAAP income (loss) before income taxes	226	163
Adjustment to GAAP provision for income taxes	(53)	(37)
Total adjustment to income (loss), net of taxes	173	126
Net income (loss) (Non-GAAP)	$317	$291

Diluted net income (loss) per share	$0.22	$0.25
Adjustments to diluted net income (loss) per share:
Stock-based compensation	0.05	0.05
Amortization of intangible assets	0.18	0.18
Restructuring and other costs	0.00	0.07
Acquisition and integration costs	0.01	0.01
Litigation costs	0.09	(0.07)
Other	0.00	—
Non-cash interest expense	0.01	0.01
Gain on sale of properties	(0.01)	—
Total adjustments to GAAP income (loss) before income taxes	0.35	0.25
Adjustment to GAAP provision for income taxes	(0.08)	(0.06)
Total adjustment to income (loss), net of taxes	0.27	0.19
Diluted net income (loss) per share (Non-GAAP)	$0.49	$0.45

Diluted weighted-average shares outstanding	645	651
Diluted weighted-average shares outstanding (Non-GAAP)	645	651

(1)     This presentation includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP. For a detailed explanation of these non-GAAP measures, see Appendix A.
(2)     Amounts may not add due to rounding.

GEN DIGITAL INC.
Constant Currency Adjusted Revenues and Cyber Safety Metrics
(Unaudited, in millions, except per user data)

Constant Currency Adjusted Revenues (Non-GAAP)
	Three Months Ended
	December 29, 2023	December 30, 2022	Variance in %
Revenues	$951	$936	2%
Exclude foreign exchange impact (1)	2
Constant currency adjusted revenues (Non-GAAP)	$953	$936	2%

Cyber Safety Metrics
	Three Months Ended (2)
	December 29, 2023	December 30, 2022
Direct customer revenues	$837	$818
Partner revenues	$99	$95
Total Cyber Safety revenues	$936	$913
Legacy revenues	$15	$23
Direct customer count (at quarter end)	38.9	38.4
Direct average revenue per user (ARPU)	$7.21	$7.09
Retention rate	77%	75%

(1)     Calculated using year ago foreign exchange rates.
(2)     From time to time, changes in our product hierarchy cause changes to the revenue channels above. When changes occur, we recast historical amounts to match the current revenue channels. Direct revenues currently includes Mobile App Store customers, and legacy revenues includes revenues from products or solutions that are no longer in operations in exited markets, have been discontinued or identified to be discontinued, or remain in maintenance mode as a result of integration and product portfolio decisions. As such, the changes to historical revenue amounts and the other performance metrics, including direct customer count and ARPU, are reflected for all periods presented above.

GEN DIGITAL INC.
Appendix A
Explanation of Non-GAAP Measures and Other Items
Objective of non-GAAP measures: We believe our presentation of non-GAAP financial measures, when taken together with corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management team uses these non-GAAP financial measures in assessing our performance, as well as in planning and forecasting future periods. Due to the importance of these measures in managing the business, we use non-GAAP measures in the evaluation of management’s compensation. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
Stock-based compensation: This consists of expenses for employee restricted stock units, performance-based awards, stock options and our employee stock purchase plan, determined in accordance with GAAP. We evaluate our performance both with and without these measures because stock-based compensation is a non-cash expense and can vary significantly over time based on the timing, size, nature and design of the awards granted, and is influenced in part by certain factors that are generally beyond our control, such as the volatility of the market value of our common stock. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation to facilitate the comparison of our results to those of other companies in our industry.
Amortization of intangible assets: Amortization of intangible assets consists of amortization of acquisition-related intangibles assets such as developed technology, customer relationships and trade names acquired in connection with business combinations. We record charges relating to the amortization of these intangibles within both cost of revenues and operating expenses in our GAAP financial statements. Under purchase accounting, we are required to allocate a portion of the purchase price to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangible assets. However, the purchase price allocated to these assets is not necessarily reflective of the cost we would incur to internally develop the intangible asset. Further, amortization charges for our acquired intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. We eliminate these charges from our non-GAAP operating results to facilitate an evaluation of our current operating performance and provide better comparability to our past operating performance.
Restructuring and other costs: Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements, contract termination costs, and assets write-offs, as well as other exit and disposal costs. Included in other exit and disposal costs are costs to exit and consolidate facilities in connection with restructuring events. We exclude restructuring and other costs from our non-GAAP results as we believe that these costs are incremental to core activities that arise in the ordinary course of our business and do not reflect our current operating performance, and that excluding these charges facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.
Acquisition-related and integration costs: These represent the transaction and business integration costs related to significant acquisitions that are charged to operating expense in our GAAP financial statements. These costs include incremental expenses incurred to affect these business combinations such as advisory, legal, accounting, valuation, and other professional or consulting fees. We exclude these costs from our non-GAAP results as they have no direct correlation to the operation of our business, and because we believe that the non-GAAP financial measures excluding these costs provide meaningful supplemental information regarding the spending trends of our business. In addition, these costs vary, depending on the size and complexity of the acquisitions, and are not indicative of costs of future acquisitions.
Litigation costs: We may periodically incur charges or benefits related to litigation settlements, legal contingency accruals and third-party legal costs related to certain legal matters. We exclude these charges and benefits when associated with a significant matter because we do not believe they are reflective of ongoing business and operating results.
Non-cash interest expense and amortization of debt issuance costs: In accordance with GAAP, we separately account for the value of the conversion feature on our convertible notes as a debt discount that reflects our assumed non-convertible debt borrowing rates. We amortize the discount and debt issuance costs over the term of the related debt. We exclude the difference between the imputed interest expense, which includes the amortization of the conversion feature and of the issuance costs, and the coupon interest payments. We extinguished our remaining convertible debt on August 15, 2022. During fiscal 2023, we also started amortizing the debt issuance costs associated with our senior credit facilities, which were secured upon close of the Merger with Avast. We believe that excluding these costs provides meaningful supplemental information regarding the cash cost of our debt instruments and enhance investors’ ability to view the Company’s results from management’s perspective.
Gain (loss) on extinguishment of debt: We record gains or losses on extinguishment of debt. Gains or losses represent the difference between the fair value of the exchange consideration and the carrying value of the liability component of the debt at the date of extinguishment. We exclude the gain or loss on debt extinguishment in our non-GAAP results because they are not reflective of our ongoing business.
Gain (loss) on equity investments: We record gains or losses, unrealized and realized, on equity investments in privately-held companies. We exclude the net gains or losses because we do not believe they are reflective of our ongoing business.
Gain (loss) on sale of properties: We periodically recognize gains or losses from the disposition of land and buildings. We exclude such gains or losses because they are not reflective of our ongoing business and operating results.
Income tax effects and adjustments: We use a non-GAAP tax rate that excludes (1) the discrete impacts of changes in tax legislation, (2) most other significant discrete items, (3) unrealized gains or losses from remeasurement of foreign currency denominated deferred tax items and uncertain tax positions, and (4) the income tax effects of the non-GAAP adjustment to our operating results described above. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results. Our tax rate is subject to change for a variety of reasons, such as significant changes in the geographic earnings mix due to acquisition and divestiture activities or fundamental tax law changes in major jurisdictions where we operate.
Diluted GAAP and non-GAAP weighted-average shares outstanding: Diluted GAAP and non-GAAP weighted-average shares outstanding are generally the same, except in periods when there is a GAAP loss from continuing operations. In accordance with GAAP, we do not present dilution for GAAP in periods in which there is a loss from continuing operations. However, if there is non-GAAP net income, we present dilution for non-GAAP weighted-average shares outstanding in an amount equal to the dilution that would have been presented had there been GAAP income from continuing operations for the period.
Bookings: Bookings are defined as customer orders received that are expected to generate net revenues in the future. We present the operational metric of bookings because it reflects customers' demand for our products and services and to assist readers in analyzing our performance in future periods.
Free cash flow: Free cash flow is defined as cash flows from operating activities less purchases of property and equipment. Free cash flow is not a measure of financial condition under GAAP and does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period, and thus should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity.
(Unlevered) Free cash flow: Free cash flow is defined as cash flows from operating activities less purchases of property and equipment. Unlevered free cash flow excludes cash interest expense payments. Free cash flow is not a measure of financial condition under GAAP and does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period, and thus should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity.
Constant currency adjusted revenues (Non-GAAP): Non-GAAP constant currency adjusted revenues are defined as revenues adjusted for the fair value of acquired contract liabilities and foreign exchange impact, calculated by translating current period revenue using the year ago currency conversion rate.
Direct customer count: Direct customers is a metric designed to represent active paid users of our products and solutions who have a direct billing and/or registration relationship with us at the end of the reported period. Average direct customer count presents the average of the total number of direct customers at the beginning and end of the applicable period. We exclude users on free trials from our direct customer count. Users who have indirectly purchased and/or registered for our products or solutions through partners are excluded unless such users convert or renew their subscription directly with us or sign up for a paid membership through our web stores or third-party app stores. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products and solutions across brands, platforms, regions, and internal systems, and therefore, calculation methodologies may differ. The methodologies used to measure these metrics require judgment and are also susceptible to algorithms or other technical errors. We continually seek to improve our estimates of our user base, and these estimates are subject to change due to improvements or revisions to our methodology. From time to time, we review our metrics and may discover inaccuracies or make adjustments to improve their accuracy, which can result in adjustments to our historical metrics. Our ability to recalculate our historical metrics may be impacted by data limitations or other factors that require us to apply different methodologies for such adjustments. We generally do not intend to update previously disclosed metrics for any such inaccuracies or adjustments that are deemed not material.
Direct average revenues per user (ARPU): ARPU is calculated as estimated direct customer revenues for the period divided by the average direct customer count for the same period, expressed as a monthly figure. We monitor ARPU because it helps us understand the rate at which we are monetizing our consumer customer base.
Retention rate: Retention rate is defined as the percentage of direct customers as of the end of the period from one year ago who are still active as of the most recently completed fiscal period. We monitor the retention rate to evaluate the effectiveness of our strategies to improve renewals of subscriptions.